Exhibit 99.2

Paul R. Arena Chief Executive Officer 1200 Abernathy Rd., Ste. 1800 Atlanta, GA 30328	VoiceStick: Tel: Fax:	404-909-8814 770-512-7174 x110 770-512-8596	www.i2telecom.com

July 6, 2005

Mr. James Rose

1200 Abernathy Road, Suite 1800

Atlanta, GA 30328

Dear Jim:

This letter, when countersigned by James Rose (“Contractor”), will set forth our agreement regarding the subject matter set forth herein.

In full satisfaction of all amounts owing to Contractor by i2 Telecom International, Inc. (the “Company”) pursuant to that certain Consulting Agreement between you and the Company dated October 1, 2004 (the “Agreement”), the Company hereby agrees to issue to you pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”) a three-year, non-qualified stock option to purchase 85,714 shares of the Company’s common stock at an exercise price of $.01 per share, exercisable immediately upon the date of grant (the “Option”). The Company shall issue the Option promptly upon the Company filing with the Securities and Exchange Commission a Registration Statement on Form S-8 with respect to the securities issuable pursuant to the Plan.

Contractor, for itself and on behalf of its directors, officers, agents, successors and assigns, hereby releases, waives, acquits, withdraws, retracts and forever discharges any and all claims, causes of action, whether at law or in equity, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, (collectively, “Claims”), against the Company, its successors or assigns, or any and all of the Company’s past or present subsidiaries, agents, directors and officers, by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to, and including, the date of the execution of this Agreement, which Claims arise out of or relate to any of the transactions contemplated by the Agreement; provided, however, that the foregoing release shall become effective only upon the issuance of the Option as contemplated hereby.

Contractor and you hereby further agree to make, execute and deliver any and all such other instruments and documents and do and perform any and all such further acts as shall become necessary, proper or convenient to carry out or effectuate the agreements set forth herein.

www.i2telecom.com

If the foregoing accurately reflects our agreement, please execute this Agreement in the space below and return a copy to the Company by facsimile to 770-512-8596.

Very truly yours,

I2 TELECOM INTERNATIONAL, INC.

By: /s/ Paul R. Arena
Printed Name:	Paul R. Arena
Title:	Chief Executive Officer

Agreed and Accepted:

/s/ James Rose
James Rose